EXHIBIT 99.1

BAYER AND ONYX UNBLIND PATIENTS IN ONGOING SORAFENIB PHASE III CLINICAL TRIAL IN ADVANCED RENAL CELL CARCINOMA
Independent Committee Endorses Company Decision To Offer All Patients Active Drug

West Haven, CT and Emeryville, CA — Apr. 18, 2005

Contact:
Julie Wood
510-597-6505

Bayer Pharmaceuticals Corporation (NYSE: BAY) and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today recommended that all patients in the companies’ ongoing Phase III trial in advanced renal cell carcinoma (RCC) be offered access to sorafenib (formerly BAY 43-9006). This decision follows further review of data from a recent planned analysis of progression-free survival, as well as additional discussions with the principal investigators, an independent data monitoring committee (DMC), and with regulatory authorities. Interim data from the Phase III study will be presented at the American Society of Clinical Oncology meeting, May 13-17, in Orlando, Florida.

The companies are communicating this information to the study investigators, and it is expected that investigators will begin reaching out to participating patients. In addition, Bayer and Onyx will continue preparing a New Drug Application for possible approval in the United States. The companies will also continue discussions with regulators outside the U.S. about proceeding with a filing based on the results of this trial as amended. Sorafenib previously received Orphan Drug designation for RCC from both the U.S. FDA and the European Medicines Agency (EMEA).

“Interim data from the Phase III trial showed that patients taking sorafenib had a clinically significant improvement in the duration of disease stabilization (defined as progression-free survival). Based on these interim data and subsequent discussions with the DMC and regulatory authorities, Bayer and Onyx agreed that it was in the best interest of patients to offer sorafenib to all study participants,” said Wolfgang Plischke, President of Bayer HealthCare’s Global Pharmaceutical Division.

Phase III Summary

The multi-national, placebo-controlled Phase III study recently finished enrolling over 800 patients with advanced kidney cancer. Participating patients were randomized to receive either sorafenib or placebo. The primary endpoint of the study is overall survival, with progression-free survival, overall response rate, and safety also being assessed. The pivotal trial was initiated in the fourth quarter of 2003 after a Special Protocol Assessment (SPA) was completed by the FDA.

About Sorafenib
Sorafenib, a novel investigational drug candidate, has demonstrated both anti-proliferative and anti-angiogenic properties – two important anticancer activities. In preclinical models, sorafenib inhibited tumor cell proliferation by targeting the RAF/MEK/ERK signaling pathway at the level of RAF kinase. Sorafenib also exerted an antiangiogenic effect by targeting the receptor tyrosine kinases VEGFR-2 and PDGFR and their associated signaling cascades. In addition, sorafenib also inhibited other tyrosine kinases, including FLT-3 and c-KIT.

About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including sorafenib with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.

About Bayer Pharmaceuticals Corporation
Bayer Pharmaceuticals Corporation (www.bayerpharma.com) is part of the worldwide operations of Bayer HealthCare AG, a subgroup of Bayer AG.

Bayer HealthCare, with sales of approximately 8.5 billion Euro in 2004, is one of the world’s leading, innovative companies in the health care and medical products industry. The company combines the global activities of the divisions Animal Health, Biological Products, Consumer Care, Diagnostics and Pharmaceuticals. Bayer HealthCare employed 35,300 people worldwide in 2004.

Our aim is to discover and manufacture innovative products that will improve human and animal health worldwide. Our products enhance well-being and quality of life by diagnosing, preventing and treating disease.

Forward Looking Statements
This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including its Form 20-F). Bayer assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes and commercialization efforts of sorafenib. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 under the heading “Additional Business Risks” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.